Exhibit 99.2
RESTATED PRO FORMA DRH & AMC MANAGED AFFILIATES GROUP
CONSOLIDATED BALANCE SHEETS

		AMC Managed
	DRH	Affiliates Group			Pro Forma*
	December 27	December 31	Pro Forma		December 27 & 31
	2009	2009	Adjustments		2009
ASSETS
Current assets
Cash and cash equivalents	$649,518	$697,534	$—		$1,347,052
Accounts receivable — related party	254,540	369,445	—		623,985
Inventory	125,332	181,969	—		307,301
Prepaid assets	103,452	49,250	—		152,702
Accounts receivable — other	11,219	4,666	—		15,885
Other assets	49,280	26,497	—		75,777

Total current assets	1,193,341	1,329,361	—		2,522,702

Property and equipment, net	7,866,149	3,789,364	—		11,655,513
Intangible assets, net	411,983	339,796	—		751,779
Deferred income taxes	246,754	—	—		246,754

Total assets	$9,718,227	$5,458,521	$—		$15,176,748

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current liabilities
Current portion of long-term debt	$1,402,742	$790,315	522,465	(1)	$2,715,522
Accounts payable	293,984	233,167	—		527,151
Accrued liabilities	329,355	345,413	178,135	(2)	852,903
Deferred rent	54,273	50,667	—		104,940

Total current liabilities	2,080,354	1,419,562	700,600		4,200,516

Accrued rent	253,625	592,389	—		846,014
Deferred rent	422,068	215,956	—		638,024
Other liabilities — interest rate swap	167,559	46,045	—		213,604
Long-term debt, less current portion	4,601,909	2,165,132	2,612,325	(1)	9,379,366
Related party payable	—	430,351	—		430,351

Total liabilities	7,525,515	4,869,435	3,312,925		15,707,875

Stockholders’ / members’ equity (deficit)

Common stock	1,863	528,605	—		530,468
Additional paid-in capital	2,356,155	353,692	—		2,709,847
Retained earnings (accumulated deficit)	(165,306)	106,837	(3,312,925	)(1)(2)	(3,371,394)
Members’ equity (deficit)	—	(400,048)	—		(400,048)

Total stockholders’ and members’ equity (deficit)	2,192,712	589,086	(3,312,925)		(531,127)

Total liabilities and stockholders’ / members’equity (deficit)	$9,718,227	$5,458,521	$—		$15,176,748

*	Pro forma presentation gives effect to the acquisition as if it had occurred December 27, 2009.

(1)	Reflects the issuance of promissory notes to fund the acquisition of nine affiliated Buffalo Wild Wings restaurants.

(2)	Reflects the interest associated with the promissory notes to fund the acquisition of nine affiliated Buffalo Wild Wings restaurants.

RESTATED PRO FORMA DRH & AMC MANAGED AFFILIATES GROUP
CONSOLIDATED STATEMENTS OF OPERATIONS

		AMC Managed
	DRH	Affiliates Group			Pro Forma*
	December 27	December 31	Pro Forma		December 27 & 31
	2009	2009	Adjustments		2009
Revenue
Management and advertising fees	$1,744,505	$—	$(1,744,505	)(1)	$—
Food and beverage sales	17,317,996	24,436,519	—		41,754,515

Total revenue	19,062,501	24,436,519	(1,744,505)		41,754,515

Operating expenses
Compensation costs	5,724,053	5,746,191	—		11,470,244
Food and beverage costs	5,325,825	7,703,278	—		13,029,103
General and administrative	4,693,219	5,199,140	—		9,892,359
Occupancy	1,132,364	1,802,999	—		2,935,363
Management and advertising fees	—	1,744,505	(1,744,505	)(1)	—
Depreciation and amortization	1,203,337	1,160,411	—		2,363,748

Total operating expenses	18,078,798	23,356,524	(1,744,505)		39,690,817

Operating profit	983,703	1,079,995	—		2,063,698

Interest expense	445,820	332,792	178,135	(2)	956,745
Other (income) expense, net	(80,706)	(80,720)	—		(161,426)

Income (loss) before income taxes	618,589	827,923	(178,135)		1,268,379

Income tax benefit (provision)	(252,064)	—	—		(252,064)

Net income (loss)	$366,525	$827,923	$(178,135)		$1,016,315

*	Pro forma presentation gives effect to the acquisition as if it had occurred December 27, 2009.

(1)	Reflects the elimination of management and advertising fees paid by the nine affiliates to the Company.

(2)	Reflects the interest associated with the promissory notes to fund the acquisition of nine affiliated Buffalo Wild Wings restaurants.